Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the Registration Statement on Form S-8 (File No. 333-204354) pertaining to the 2015 Incentive Award Plan of our report dated March 1, 2016, with respect to the consolidated financial statements and schedule of Press Ganey Holdings, Inc. included in this Annual Report on Form 10-K for the year ended December 31, 2015.

/s/ ERNST & YOUNG LLP
Chicago, Illinois
March 1, 2016